Quest Solution, Inc. Secures $ 1+ Million Order with Alpha Baking

Leading Bakery is 5th in Top 30 to Choose Quest Solution, Inc.

Henderson, Nevada (PRWEB) October 02, 2014

Quest Solution, Inc, "The Company" (OTCBB: QUES), is pleased to announce it has successfully sold a new route accounting solution to Alpha Baking Company, Inc.

Alpha Baking is one of the largest specialty baking companies in the U.S., and it has been recognized as a Top Sysco Supplier, Top Burger King Supplier, Kroger Bakeries Supplier of the Year and Sosland Publication’s Baker of the Year in 2004.

“We are tremendously pleased to provide Quest Solution’s technology to a market leader like Alpha Baking,” stated Kurt Thomet, President, Quest Solution, Inc. “This significant deal adds to our penetration in the bakery vertical and expresses the strong utility of our technology in an array of supply chain companies. Moreover, it also shows clearly that a large market leader with many choices for potential technology partners has selected Quest Solution, Inc. to be the integrator of hardware, strategic software partner MiT Systems, Inc. software and professional services provider. Of course, it also projects to add significant revenue.”

Of the top 30 bakers in the industry, Alpha is the fifth member of this elite group to choose Quest Solution, Inc. These bakers recognize the highly configurable solution combined with the very best industry expertise and professional services yield advantages more affordably than any other choice in the market today. With Quest Solution, Inc., bakeries serve more customers with less resources used, and with the advanced elements of correct forecasting, the result is fewer stales and stock outs.

“After considering a number of options we selected Quest Solution, Inc. to provide the solution integration Alpha Baking needed to continue its successes in the marketplace,” said William Houston, Director of Information Technology – Alpha Baking. “In addition to Quest Solution’s impressive technology portfolio, we truly appreciate Quest Solution’s dedication to our project, being engaged from the start with route rides and taking the time to truly understand our business. Working with Quest Solution, Inc. made us realize how good a partnership with a vendor can be and made us look at our other vendor relationships differently.”

About Alpha Baking Company, Inc.:

Alpha Baking Company, Inc. is a privately owned manufacturer of bread, buns, and rolls. Headquartered in Chicago, Alpha Baking produces bread products for retail and fresh local distribution and frozen distribution nationwide. With production plants in Illinois, Indiana and Wisconsin, Alpha Baking employs over 1400 people and utilizes over 300 trucks in its delivery fleet. Well-known retail brands include Natural Ovens Bakery and S. Rosen's, which was founded in Chicago in 1909 and is served in over 90 percent of Chicagoland hot dog stands. For more information on Alpha Baking's product offerings, company history and executive staff, please visit http://www.alphabaking.com.

For a Quest Solution Investor Presentation please visit:

http://questsolution.com/investors.html

For more information http://www.QuestSolution.com

About Quest Solution, Inc.:

Quest Solution, Inc. is a leading provider in the technology, software, and mobile data collection systems business. The Company intends on continuing to acquire existing companies with revenues and positive cash flow.

Quest Solution, Inc. serves as a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references.

Additionally the Company recently announced the creation of a wholly-owned division focused on commercializing Intellectual Property, Patents and Distribution of industry-specific technologies in an array of new verticals. The new division will focus on acquisition of existing intangibles which will provide immediate value to the company.

Information about Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc's products, the introduction of new products, the Company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Quest Solution Inc.'s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding growth in our parts and vehicle sales and increases in our ability to produce new products. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company's recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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